EXHIBIT 10.2

Entrusted Management Service Agreement

by and among

Shenzhen CCPower Corporation

Shenzhen CCPower Investment Consulting Co., Ltd.

and

The Shareholder of Shenzhen CCPower Corporation

August 25, 2016

Entrusted Management Service Agreement

This Entrusted Management Service Agreement (“this Agreement”) is entered into on August 25, 2016 among the following Parties:

(1)	Shenzhen CCPower Corporation (hereinafter called “Party A”) is a limited liability company, duly incorporated in Shenzhen, the People’s Republic of China (“PRC”) whose legal address is: 1705, Tower A, Haisong Building, Tairan 9 Road, Chegongmiao, Futian District, Shenzhen.

(2)	Shenzhen CCPower Investment Consulting Co., Ltd. (hereinafter referred to as “Party B”), a wholly foreign owned enterprise (“WFOE”) to be incorporated in Shenzhen, PRC, whose legal address is: 1705, Tower A, Haisong Building, Tairan 9 Road, Chegongmiao, Futian District, Shenzhen, PRC.

(3)	The shareholder of Shenzhen CCPower Corporation (hereinafter called “Shareholder”), as follows:

Name of the Shareholder	Shareholding Ratio (%)	ID Card No.
Wei Zhixiong	100%	430524197303182439

(Party A, Party B and the Shareholder are referred to collectively in this Agreement as the “Parties” or “the Parties”, and individually as “a Party” or “each Party”.)

WHEREAS:

(1)	Shareholder holds 100% of equity interests of Party A;

(2)	Party A’s business is as follows: operation of industrial business (detailed project to be declared); domestic commercial and material supply and marketing (excluding commodities subject to exclusive operation, control or sale); technical development of electronic products, computer network, software and hardware; information consultancy (excluding restrictive projects); import and export business (operation subject to import and export qualification license);

(3)	Party B’s business is project investment consultancy, enterprise management consultancy, economic information consultancy; computer software and hardware technical development; goods and technology import and export business (excluding distribution of imported goods);

(4)	Party A and Party B are both willing to enter into a long-term business cooperation relationship on an exclusive basis, whereby Party B is willing to provide Party A with exclusive technical, consulting, and other services in a comprehensive way all in relation to Party A’s development and sales of website accelerator software during the term of this Agreement by utilizing Party B’s own advantages in human resources, technology and information, and Party A is willing to accept such consulting and services provided by Party B and or Party B’s designee(s), on the terms set forth herein.

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NOW THEREFORE, the Parties hereby agree through friendly negotiation as follows:

Article 1 Definition

1.1	“Entrusted Management Service Fee” or “Consideration” refers to the consideration as defined in Article 3.1 and paid to Party B by Party A.

1.2	“Party A’s Staff” refers to the senior management staff of Party A and the ‘management and technical staff of Party A’s branches;

1.3	“PRC” refers to the People’s Republic of China, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province;

1.4	“PRC Laws” refers to all PRC laws, administrative regulations and government rules in effect;

1.5	“RMB” refers to the legal currency within the PRC.

Article 2 Contents of Entrusted Management Services

2.1	Finance Management Service

	2.1.1	Target: achieve the scientific management of Party A’s finance system.

	2.1.2	Contents of the Services

		(a)	Provide the consulting services on financial analysis and economic profit analysis;

		(b)	Improve the budget management and provide business guidance;

		(c)	Facilitate the finance operation, coordinate the structure of credit and loans, accelerate revenue growth, and effectively control the finance risks;

		(d)	Arrange the internal and outside audit services;

		(e)	Pursuant to the requirement of the relevant class-evaluation system, provide an efficient management plan and consultancy services on finance management; and

		(f)	Provide cost management consultancy services.

2.2	Business Management Services

	2.2.1	Target: provide management and staff training services to Party A so as to enhance the professional management and eventually promote the achievement of Party A’s research, operations and sales.

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2.2.2	Contents of Services: training of Party A’s staff

(1)	The training shall be conducted once every quarter within the entrusted term, and Party B shall notify Party A of the timetable, contents of training sessions and lectures on of training fifteen (15) days prior to the training. In the event that Party A’s staff can not take part in the training and Party A can not designate another employee to attend the training, Party A shall deliver a written notice five (5) days prior to such training to Party B for such absence, otherwise it shall be treated as Party A’s staff having attended training class and Party A shall pay the relevant training fees. Both Party A and Party B shall be entitled to adjust the frequency of the training according to the business operation of Party A.

(b)	Contents of Training:

-	management skills training;

-	technology training;

-	sales strategies training; and

-	promotion training.

2.3	Advertising and Promotion Services

	2.3.1	Target: to improve the economic benefits of Party A, ensure the healthy development of Party A, improve and promote the reputation and popularity of Party A, establish the enterprise image of Party A, and contribute to the public welfare for and on behalf of Party A.

	2.3.2	Contents of Service:

(a)	Products planning

(b)	Price planning

(c)	Sales planning

(d)	Advertising planning

(e)	Marketing planning

(f)	Promotion planning

(g)	Public relation planning

(h)	Brand planning

(i)	Corporate image planning

2.4	Human Resources Management Services

	2.4.1	Target: to achieve the proper allocation of Party A’s human resources, maintain the stability of Party A’s management team, and stimulate the employees to work to increase Party A’s economic achievement.

	2.4.2	Contents of Service

(a) Recommend and nominate the candidates of senior management staff of Party A and Party A’s affiliates, and Party A shall only appoint such candidates nominated by Party B to the relevant positions in accordance with the requirements of such position;

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(b)	Perfect the organizational structure to improve the efficiency of the management;

(c)	Establish an appropriate labor management system for Party A, including, but without limitation, employment policies, training, policies of leaves and vacations, overtime, resignation, demotion, etc.;

(d)	Improve the employees’ salary system including that for its senior management staff;

(e)	Improve and perfect the working effectiveness assessment system of the employees and the salary incentive system;

(f)	Provide training on labor management to the human resources department of Party A;

(g)	Provide consultancy services to Party A in relation to the labor and employment policies and social insurance policies; and

(h)	Assist Party A in standardizing the management of human resources and establishment of related systems.

2.5	Internal Control Services

Party B shall assist Party A to establish an internal control system and provide the proper suggestions on the following systems:

(1)	Rules for stamp usage

(2)	Rules for receipts and checks

(3)	Rules for budget management

(4)	Rules of confidentiality

(5)	Quality management system

(6)	Authorization and agency system

(7)	Management system of the subsidiaries of Party A

Article 3 Entrusted Management Service Fee

3.1	Both Parties agree that, with respect to the services provided by Party B to Party A under this Agreement, Party A shall pay a service fee on a quarterly basis to Party B in the equivalent amount of a certain percentage (the “Entrusted Management Service Fee”) of Party A’s total amount of operational income of such quarter. Both Parties will confirm in writing the specific consideration in a separate written instrument based on further consultations following the execution of this Agreement.

3.2	Party A shall pay such service fee to Party B within fifteen (15) days upon completion of each quarter.

3.3	Party B shall be entitled to request Party A in writing to adjust the consideration in accordance with the quantity and quality of the entrusted services. The Parties shall positively negotiate with each other in respect of the Entrusted Management Service Fee, and Party A shall agree with such adjustment.

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Article 4 Warranties and Undertakings by Party A

4.1	Within the term of this Agreement, Party B shall be an exclusive service provider entrusted by Party A to provide the services as set forth in Article 2 hereunder, and Party A shall not consign any other entities to provide Party A (including its branches and subsidiaries) with any services identical to or similar with those services provided in Article 2 hereunder.

4.2	Without the prior written consent from Party B, Party A shall not change its (including its branches and subsidiaries) business policies.

4.3	Without the prior written consent from Party B, Party A shall not change its (including its branches and subsidiaries) rules and policies regarding the business operation, human resource management and finance.

4.4	Without the prior written consent by Party B, Party A shall not change its internal control system.

4.5	Without the prior written consent by Party B, Party A shall not change its internal organizations.

4.6	Without the prior written consent by Party B, Party A (including its branches and subsidiaries) shall not replace any senior management staff by itself.

4.7	Party A shall promptly (no later than three (3) days after receiving Party’s written notice) provide Party B with its information regarding the business operations, management and finance (including its branches and subsidiaries), upon written notice issued by Party B.

4.8	Party A shall promptly and proactively notify Party B of any matters that adversely affect Party A’s operation.

4.9	Party A shall give full cooperation to Party B, and provide assistance and convenience to Party B for its on-site services, and shall not hinder Party B in providing services as set forth in Article 2 herein.

4.10	Party A shall promptly make full payment of the Entrusted Management Services Fee, if any, to Party B in accordance with the provisions hereunder.

4.11	Without the prior written consent from Party B, Party A shall not take any action that would materially affect Party B’s rights and interests hereunder.

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Article 5 Warrants and Undertakings by Party B

5.1	Party B shall take advantage of its capacity and resources to provide the services as stipulated in Article 2 hereunder.

5.2	Party B shall timely adjust and update the services in accordance with the actual conditions and operations of Party A.

5.3	In the event that Party B intends to provide services to any other entities engaged in similar business as Party A, it shall give prior notice to Party A and keep confidential the confidential information obtained during the course of providing services to Party A .

5.4	Party B shall consider any reasonable suggestions from Party A during the course of providing services to Party A.

Article 6 Guaranty for this Agreement

To secure the performance of the obligations assumed by Party A hereunder, Shareholder agrees to pledge all his equity interests in Party A to Party B, and the Parties agree to execute the Equity Pledge Agreement with respect thereto.

Article 7 Taxes and Expenses

The Parties shall pay, in accordance with relevant PRC laws and regulations, their respective taxes and fees arising from the execution and performance of this Agreement.

Article 8 Assignment of the Agreement

8.1	Party A shall not transfer part or all its rights and obligations under this Agreement to any third party without the prior written consent of Party B.

8.2	The Parties agree that Party B shall be entitled to transfer, in its sole discretion, any or all of its rights and obligations under this Agreement to any third party upon a five (5) day written notice to Party A.

Article 9 Liability of Breach

9.1	If Party A fails to duly pay the Entrusted Management Services Fee in accordance with the provisions of Article 3 hereunder, then Party A shall pay the liquidated damage per day equal to 0.03% of the unpaid Consideration which falls due; if any delay of payment amounts to ten (10) days, then Party B shall be entitled to exercise the right of pledge under the Equity Pledge Agreement.

9.2	If Party A violates its representations and warranties hereunder and fails to redress such violation within ten (10) days upon receipt of written notice from Party B, Party B shall be entitled to exercise the right of pledge under the Equity Pledge Agreement.

9.3	If Party B does not fully perform its obligations under this Agreement, or is otherwise in default of any of its representations and warranties hereunder, Party A shall be entitled to request Party B to redress its default.

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Article 10 Effectiveness, Modification and Cancellation

10.1	This Agreement shall take effect on the day of execution hereof, and the valid term hereof shall expire upon the day of completion of the acquisition of the assets or the equity of Party A by Party B or its designated third party.

10.2	The modification of this Agreement shall not be effective unless a written agreement is signed by the Parties.

10.3	This Agreement shall not be terminated or canceled without written agreement of the Parties through the negotiation, provided that Party B may, by giving a ten (10)-day prior notice to the other Parties hereto, terminate this Agreement.

Article 11 Confidentiality and Intellectual Property Rights

11.1	The negotiation, execution and articles of this Agreement and any information, documents, data and all other materials (herein “Confidential Information”) arising out of the implementation of this Agreement, shall be kept in strict confidential by the Parties. Without the written approval by the other Parties, none of the Parties shall disclose any Confidential Information to any third party, but the following shall not be considered to be “Confidential Information”:

(1) The materials that are known by the general public (but not including the materials disclosed by a Party receiving the materials in breach of this Agreement);

(2) The materials required to be disclosed subject to the applicable laws or the rules or provisions of any stock exchange.

The materials disclosed by each Party to its legal or financial consultants relating to the transactions under this Agreement, provided the legal or financial consultants shall comply with the confidentiality provisions set forth in this Section. The disclosure of the Confidential Information by staff or employed institution of any Party shall be deemed as the disclosure of Confidential Information by such Party, and such Party shall bear the liabilities for breaching the contract.

11.2	If this Agreement is terminated or becomes invalid or unenforceable, the validity and enforceability of Article 11 shall not be affected or impaired.

11.3	Party B shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, whether developed solely by Party B or jointly by Party A and Party B, or developed by Party B based on any intellectual property owned by Party A, or developed by Party A based on any intellectual property owned by Party B, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others (“Intellectual Property”). To the maximum extent permitted by law, in the event of any such Intellectual Property cannot be fully vested in Party B, Party A agrees upon request to transfer the same to Party B for free, or if this is not possible, hereby grants a sole and exclusive (i.e., Party A and any other third parties are all excluded for use), worldwide, royalty free license to Party B to the subject Intellectual Property. Party A shall not, except with the written authorization of Party B, use, or permit any third party to use, any Intellectual Property of Party B.

11.4	The Parties agree that this Article 11 shall survive changes to, and rescission or termination of, this Agreement.

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Article 12 Force Majeure

12.1	“Force Majeure” refers that any event that could not be foreseen, and could not be avoided and overcome, which includes among other things, but without limitation, acts of nature (such as earthquake, flood or fire), government acts, strikes or riots.

12.2	If an event of Force Majeure occurs, any Party who is prevented from performing its obligations under this Agreement by an event of Force Majeure shall notify the other Party without delay and within fifteen (15) days of the event provide detailed information about and documents evidencing the event and take appropriate means to minimize or remove the negative effects of Force Majeure on the other Parties, and shall not assume the liabilities for breaching this Agreement. The other Parties may suspend their performance during the period of the event of Force Majeure. The Parties shall perform this Agreement after the event of Force Majeure disappears.

Article 13 Governing Law and Dispute Resolution

13.1	The effectiveness, interpretation, implementation and dispute-resolution related to this Agreement shall be governed under PRC Laws.

13.2	Any dispute arising out of this Agreement shall be resolved by the Parties through friendly negotiation. If the Parties could not reach an agreement within thirty (30) days since the dispute is brought forward, each Party may submit the dispute to China International Economic and Trade Arbitration Commission in Beijing for arbitration under its applicable rules. The language of arbitration proceedings shall be English. The arbitration award should be final and binding upon the Parties.

13.3	During the process of dispute-resolution, the Parties shall continue to perform other terms under this Agreement, except for provision in dispute.

Article 14 Miscellaneous

14.1	The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous oral or written agreements and understandings.

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14.2	This Agreement shall bind and benefit the successor of each Party and the transferee permitted hereunder with the same rights and obligations as if the original parties hereof.

14.3	Any notice required to be given or delivered to the Parties hereunder shall be in writing and delivered to the address as indicated below or such other address or as such party may designate, in writing, from time to time. All notices shall be deemed to have been given or delivered upon by personal delivery, fax and registered mail. It shall be deemed to be delivered upon: (1) registered air mail: five (5) business days after deposit in the mail; (2) personal delivery and fax: two (2) business days after transmission. If the notice is delivered by fax, it should be confirmed by original through registered air mail or personal delivery:

Party A

Contact person: Wei Zhixiong

Address: Room 1705, Tower A, Haisong Building, Tairan 9 Road, Chegongmiao, Futian District, Shenzhen

Postal Code: 518040

Tel: 0755-8348-7878

Fax: 0755-8348-7881

Party B

Contact person: Renyan GE

Address: 1705, Tower A, Haisong Building, Tairan 9 Road, Chegongmiao, Futian District, Shenzhen, PRC

Postal Code: 518049

Tel: 136-3266-8228

14.4	If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions shall not in any way be affected or impaired thereby. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which effects the parties original intention to the largest extent.

14.5	This Agreement is executed in three (3) copies with each party holding one copy, and each of the copy shall be equally valid and authentic.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Party A

Shenzhen CCPower Corporation

Legal Representative:	Wei Zhixiong

Signature & Seal:	/s/ Wei Zhixiong

Party B

Shenzhen CCPower Investment Consulting Co., Ltd.

Legal Representative:	Renyan GE

Signature & Seal:	/s/ Renyan Ge

The Shareholder of Shenzhen CCPower Corporation

Wei Zhixiong:	/s/ Wei Zhixiong

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